_________________________________________________________________
        _________________________________________________________________




                                BANTA CORPORATION



                  NOTE PURCHASE AND MEDIUM-TERM NOTE AGREEMENT



               $35,000,000 6.81% SERIES A SENIOR PROMISSORY NOTES
                              DUE NOVEMBER 2, 2010


                 $40,000,000 MAXIMUM AGGREGATE PRINCIPAL AMOUNT
                            MEDIUM-TERM NOTE FACILITY




                          Dated as of November 2, 1995

        _________________________________________________________________
        _________________________________________________________________

                                TABLE OF CONTENTS


   Section                                                     Page


   1.   AUTHORIZATION OF ISSUE OF NOTES . . . . . . . . . . .     1
        1.1.    Series A Notes . . . . . . . . . . . . . . . .    1
        1.2.    Medium-Term Notes. . . . . . . . . . . . . . .    1

   2.   PURCHASE AND SALE OF NOTES. . . . . . . . . . . . . .     2
        2.1.    Series A Notes . . . . . . . . . . . . . . . .    2
        2.2.    Medium-Term Notes. . . . . . . . . . . . . . .    2

   3.   CLOSING . . . . . . . . . . . . . . . . . . . . . . .     8

   4.   CONDITIONS TO CLOSING  . . . . . . . . . . . . .  . .     8
        4.1.    Representations and Warranties . . . . . . . .    8
        4.2.    Performance; No Default. . . . . . . . . . . .    8
        4.3.    Compliance Certificates . . . .. . . . . . . .    9
        4.4.    Opinions of Counsel . . . . . .. . . . . . . .    9
        4.5.    Purchase Permitted By Applicable Law, etc. . .    9
        4.6.    Payment of Processing Fee . . . . . . . .  . .    9
        4.7.    Private Placement Number . . . . . . . . . . .   10
        4.8.    Changes in Corporate Structure . . . . . . . .   10
        4.9.    Proceedings and Documents. . . . . . . . . . .   10

   5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . .    10
        5.1.    Organization; Power and Authority. . . . . . .   10
        5.2.    Authorization, etc. .  . . . . . . . . . . . .   11
        5.3.    Disclosure . . . . . . . . . . . . . . . . . .   11
        5.4.    Organization and Ownership of Shares of
                 Subsidiaries; Affiliates  . . . . . . . . . .   11
        5.5.    Financial Statements . . . . . . . . . . . . .   12
        5.6.    Compliance with Laws, Other
                 Instruments, etc. . . . . . . . . . . . . . .   12
        5.7.    Governmental Authorizations, etc.. . . . . . .   13
        5.8.    Litigation; Observance of Agreements,
                 Statutes and Orders.  . . . . . . . . . . . .   13
        5.9.    Taxes. . . . . . . . . . . . . . . . . . . . .   13
        5.10.   Title to Property; Leases. . . . . . . . . . .   13
        5.11.   Licenses, Permits, etc.. . . . . . . . . . . .   14
        5.12.   Compliance with ERISA. . . . . . . . . . . . .   14
        5.13.   Private Offering by the Company. . . . . . . .   15
        5.14.   Use of Proceeds; Margin Regulations. . . . . .   15
        5.15.   Existing Indebtedness. . . . . . . . . . . . .   15
        5.16.   Foreign Assets Control Regulations, etc. . . .   16
        5.17.   Status under Certain Statutes. . . . . . . . .   16
        5.18.   Hostile Tender Offers. . . . . . . . . . . . .   16

   6.   REPRESENTATIONS OF THE PURCHASERS . . . . . . . . . .    16
        6.1.    Purchase for Investment. . . . . . . . . . . .   16
        6.2.    Source of Funds. . . . . . . . . . . . . . . .   17

   7.   INFORMATION AS TO COMPANY . . . . . . . . . . . . . .    18
        7.1.    Financial and Business Information . . . . . .   18
        7.2.    Officer's Certificate  . . . . . . . . . . . .   20
        7.3.    Inspection . . . . . . . . . . . . . . . . . .   21

   8.   PREPAYMENT OF THE NOTES . . . . . . . . . . . . . . .    22
        8.1.    Required Prepayments . . . . . . . . . . . . .   22
        8.2.    Optional Prepayments with Make-Whole Amount. .   22
        8.3.    Allocation of Partial Prepayments. . . . . . .   23
        8.4.    Maturity; Surrender, etc.  . . . . . . . . . .   23
        8.5.    Purchase of Notes  . . . . . . . . . . . . . .   23
        8.6.    Make-Whole Amount. . . . . . . . . . . . . . .   24

   9.   AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . .    25
        9.1.    Compliance with Law  . . . . . . . . . . . . .   25
        9.2.    Insurance  . . . . . . . . . . . . . . . . . .   26
        9.3.    Maintenance of Properties  . . . . . . . . . .   26
        9.4.    Payment of Taxes and Claims  . . . . . . . . .   26
        9.5.    Corporate Existence, etc.  . . . . . . . . . .   27
        9.6.    Covenant to Secure Notes Equally . . . . . . .   27
        9.7.    Information Required by Rule 144A. . . . . . .   27

   10.  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . .    27
        10.1.   Debt . . . . . . . . . . . . . . . . . . . . .   27
        10.2.   Current Ratio Requirement  . . . . . . . . . .   28
        10.3.   Liens . . . . . . . . . . .  . . . . . . . . .   28
        10.4.   Loans, Advances and Investments. . . . . . . .   29
        10.5.   Merger, Consolidation, etc.  . . . . . . . . .   30
        10.6.   Transfer of Assets . . . . . . . . . . . . . .   30
        10.7.   Sale of Stock and Debt of Subsidiaries . . . .   30
        10.8.   Transactions with Affiliates . . . . . . . . .   31
        10.9.   Sale or Discount of Receivables. . . . . . . .   31
        10.10. Margin Securities. . . . . . . . . . . . . . .    31

   11.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . .    31

   12.  REMEDIES ON DEFAULT, ETC. . . . . . . . . . . . . . .    34
        12.1.   Acceleration . . . . . . . . . . . . . . . . .   34
        12.2.   Other Remedies . . . . . . . . . . . . . . . .   35

   13.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES . . . .    35
        13.1.   Registration of Notes  . . . . . . . . . . . .   35
        13.2.   Transfer and Exchange of Notes . . . . . . . .   35
        13.3.   Replacement of Notes . . . . . . . . . . . . .   36

   14.  PAYMENTS ON NOTES . . . . . . . . . . . . . . . . . .    37
        14.1.   Place of Payment . . . . . . . . . . . . . . .   37
        14.2.   Home Office Payment  . . . . . . . . . . . . .   37

   15.  EXPENSES, ETC.  . . . . . . . . . . . . . . . . . . .    37
        15.1.   Transaction Expenses . . . . . . . . . . . . .   37
        15.2.   Survival . . . . . . . . . . . . . . . . . . .   38

   16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE
        AGREEMENT . . . . . . . . . . . . . . . . . . . . . .    38

   17.  AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . .    38
        17.1.   Requirements . . . . . . . . . . . . . . . . .   38

        17.2.   Solicitation of Holders of Notes . . . . . . .   38
        17.3.   Binding Effect, etc. . . . . . . . . . . . . .   39
        17.4.   Notes held by Company, etc.  . . . . . . . . .   40

   18.  NOTICES . . . . . . . . . . . . . . . . . . . . . . .    40

   19.  REPRODUCTION OF DOCUMENTS . . . . . . . . . . . . . .    40

   20.  SUBSTITUTION OF PURCHASER . . . . . . . . . . . . . .    41

   21.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . .    41
        21.1.   Successors and Assigns . . . . . . . . . . . .   41
        21.2.   Payments Due on Non-Business Days  . . . . . .   41
        21.3.   Severability . . . . . . . . . . . . . . . . .   42
        21.4.   Construction . . . . . . . . . . . . . . . . .   42
        21.5.   Counterparts . . . . . . . . . . . . . . . . .   42
        21.6.   Governing Law  . . . . . . . . . . . . . . . .   42


        SCHEDULE A      --  Purchaser Schedule
        SCHEDULE B      --  Defined Terms
        SCHEDULE 5.3    --  Disclosure Materials
        SCHEDULE 5.4    --  Subsidiaries of the Company and Ownership of
                            Subsidiary Stock
        SCHEDULE 5.5    --  Financial Statements
        SCHEDULE 5.8    --  Certain Litigation
        SCHEDULE 5.11   --  Patents, etc.
        SCHEDULE 5.14   --  Use of Proceeds
        SCHEDULE 5.15   --  Existing Indebtedness

        EXHIBIT 1       --  Form of Senior Promissory Note
        EXHIBIT 2.2(d)  -- Form of Request for Purchase
        EXHIBIT 2.2(e)  -- Form of Confirmation of Acceptance
        EXHIBIT 4.4     --  Form of Opinion of Special Counsel for the
                            Company

                                BANTA CORPORATION
                                 225 Main Street
                          Menasha, Wisconsin 54952-8003


                  Note Purchase and Medium-Term Note Agreement

                                                       As of November 2, 1995


   TO:   Metropolitan Life Insurance Company
          ("Metropolitan")
         Metropolitan Property and Casualty
          Insurance Company ("MPC")
         Each Metropolitan Affiliate which
          becomes bound by certain provisions
          of this Agreement as hereinafter
          provided
         One Madison Avenue
         New York, New York  10010

        Attention:      Treasurer

   Ladies and Gentlemen:

        The undersigned, BANTA CORPORATION, a Wisconsin corporation (the "Company"), hereby agrees with you as follows:

   1.   AUTHORIZATION OF ISSUE OF NOTES.

        1.1. Series A Notes. The Company will authorize the issue of its senior promissory notes (herein called the "Series A Notes") in the aggregate principal amount of $35,000,000 to be dated the date of issue thereof, to mature on November 2, 2010, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 6.81% per annum and on overdue principal, premium and interest at the rate specified therein, and to be substantially in the form of Exhibit 1 attached hereto. The terms "Series A Note" and "Series A Notes" as used herein shall include each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for any such Series A Note pursuant to any such provision. All capitalized terms used and not otherwise defined in this Agreement shall have the meanings specified therefor in Schedule B attached hereto.

        1.2. Medium-Term Notes. The Company will authorize the issue, from time to time, of (but, except as provided in Section 2.2(e) hereof, shall not be obligated to issue) its additional senior promissory notes (herein called the "Medium-Term Notes") in an aggregate principal amount not to exceed $40,000,000. Each Medium-Term Note shall be dated the date of issue thereof, shall have a maturity date of not more than 15 years from the date of original issuance thereof and a weighted average life of not more than 12 years, and shall bear interest on the unpaid balance thereof at the rate per annum (and shall have such other particular terms) as shall be set forth in the Confirmation of Acceptance described in Section 2.2(e) hereof. The Medium-Term Notes shall be substantially in the form of Exhibit 1 attached hereto. The terms "Medium-Term Note" and "Medium-Term Notes" as used herein shall include each Medium-Term Note delivered pursuant to any provision of this Agreement and each Medium-Term Note delivered in substitution or exchange for any such Medium-Term Note pursuant to any such provision. The terms "Note" or "Notes" as used herein shall include each Series A Note and each Medium-Term Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note),
   (iv) the same interest rate, (v) the same interest payment periods, and
   (vi) which are otherwise designated a "Series" hereunder or in the Request for Purchase or the Confirmation of Acceptance, whether or not the foregoing conditions are satisfied, are herein called a "Series" of Notes.


   2.  PURCHASE AND SALE OF NOTES.

   2.1. Series A Notes. The Company hereby agrees to sell to Metropolitan and MPC (the "Series A Purchasers") and, subject to the terms and conditions herein set forth, each Series A Purchaser agrees to purchase from the Company, the aggregate principal amount of Series A Notes set forth opposite its name in the Purchaser Schedule attached hereto as Schedule A at 100% of such aggregate principal amount. The Company will deliver to each Series A Purchaser at the offices of Metropolitan, one or more Series A Notes registered in its name, evidencing the aggregate principal amount of Series A Notes to be purchased by such Series A Purchaser and in the denomination or denominations specified with respect to such Series A Purchaser in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's bank account on the date of closing, which shall be November 2, 1995 (herein called the "Series A Closing Day").

   2.2.  Medium-Term Notes.

        (a) Facility. Metropolitan is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Metropolitan and the Metropolitan Affiliates from time to time, the purchase of Medium-Term Notes pursuant to this Agreement. The willingness of Metropolitan to consider such purchase of Medium-Term Notes is herein called the "Facility". At any time, the aggregate principal amount of Medium-Term Notes stated in Section 1.2, minus the aggregate principal amount of Medium-Term Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time is herein called the "Available Facility Amount" at such time. Notwithstanding the willingness of Metropolitan to consider purchases of Medium-Term Notes, this Agreement is entered into on the express understanding that neither Metropolitan nor any Metropolitan Affiliate shall be obligated to make or accept offers to purchase Medium-Term Notes, or to quote rates, spreads or other terms with respect to specific purchases of Medium-Term Notes, and the Facility shall in no way be construed as a capital commitment by Metropolitan or any Metropolitan Affiliate. Except as otherwise provided in Section 2.2(e), the Company shall have no obligation to issue Medium-Term Notes hereunder.

        (b) Issuance Period. Medium-Term Notes may be issued and sold pursuant to this Agreement until the earlier of (i) November 2, 1998 and
   (ii) the thirtieth day after Metropolitan shall have given to the Company, or the Company shall have given to Metropolitan, a notice stating that it elects to terminate the issuance and sale of Medium-Term Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Medium-Term Notes may be issued and sold pursuant to this Agreement is herein called the "Issuance Period".

        (c) Periodic Spread Information. Not later than 10:00 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request a purchase of Notes by telecopier or telephone (along with the Request for Purchase described in Section 2.2(d) below), and within a reasonable time after such request, Metropolitan will, to the extent reasonably practicable, provide to the Company information by telecopier or telephone with respect to various spreads over treasuries at which Metropolitan or Metropolitan Affiliates may in their discretion consider purchasing Notes of various different average lives. The Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Metropolitan. The amount and content of information so provided shall be in the sole discretion of Metropolitan, but it is the intent of Metropolitan to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Notes, and neither Metropolitan nor any Metropolitan Affiliate shall be obligated to purchase Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period of time stipulated by Metropolitan, ending at such time as Metropolitan shall reasonably determine. Metropolitan may suspend or terminate providing information pursuant to this Section 2.2(c) if, in its sole discretion, it determines that there has been an adverse change in the credit quality of the Company after the date of this Agreement.

        (d) Request for Purchase. Simultaneously with its request for periodic spread information pursuant to Section 2.2(c) above, the Company shall make a written request for purchases of Medium-Term Notes (each such request being herein called a "Request for Purchase"). Each Request for Purchase shall be made to Metropolitan by telecopier and confirmed by nationwide overnight delivery service, and shall (i) specify the aggregate principal amount of Medium-Term Notes covered thereby, which shall not be less than $5,000,000 (or, if less, the then Available Facility Amount) and shall not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the final maturities, principal prepayment dates and amounts, weighted average lives and interest payment periods of the Medium-Term Notes covered thereby, (iii) specify the use of proceeds of such Medium-Term Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Medium-Term Notes, which, unless otherwise agreed to by the parties, shall be a Business Day during the Issuance Period not less than five (5) days and not more than thirty (30) days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Medium-Term Notes are to be transferred on the Medium-Term Closing Day for such purchase and sale,
   (vi) certify that the representations and warranties contained in Section 5 hereof are true on and as of the date of such Request for Purchase except to the extent of changes caused by the transactions herein contemplated and that there exists on the date of such Request for Purchase no Event of Default or Default (and that no Event of Default or Default shall arise as the result of the purchase and sale of such Medium-Term Notes), and (vii) be substantially in the form of Exhibit 2.2(d) attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Metropolitan by telecopier or nationwide overnight delivery service.

        (e) Acceptance. As soon as practicable but in no event later than one Business Day after Metropolitan has provided a periodic spread quote pursuant to Section 2.2(c) (the "Acceptance Day"), the Company may elect to accept such periodic spread quote as to not less than $5,000,000 aggregate principal amount of the Medium-Term Notes (or, if less, the then Available Facility Amount) specified in the applicable Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Metropolitan by telephone (the "Acceptance Call") that the Company elects to accept such periodic spread quote, specifying the Medium-Term Notes as to which such acceptance relates; provided, however, that no such acceptance of a periodic spread quote shall obligate the Company to issue, or Metropolitan to purchase, any Medium-Term Notes unless and until an interest rate acceptable to both the Company and Metropolitan is agreed upon as set forth below in this Section 2.2(e). Metropolitan shall then provide on such Acceptance Call interest rate quotes for the principal amount(s), maturit(ies), prepayment schedule(s) and interest payment period(s) of such Medium-Term Notes (based upon the respective spreads over treasuries provided by Metropolitan pursuant to
   Section 2.2(c)). Each quote shall represent the interest rate per annum payable on the outstanding principal amount of such Medium-Term Notes (until such balance shall have become due and payable) at which Metropolitan or a Metropolitan Affiliate would be willing to purchase such Medium-Term Notes at 100% of the principal amount thereof. Any such interest rate quote shall be valid only for the period of time stipulated by Metropolitan during such Acceptance Call, and in no event shall such interest rate quote survive the termination of such Acceptance Call. If the Authorized Officer of the Company elects to accept such interest rate quote, he will so notify Metropolitan on the Acceptance Call, specifying the Medium-Term Notes (each such Medium-Term Note being herein called an "Accepted Note") as to which such acceptance (herein called an
   "Acceptance") relates.   The Company hereby agrees to sell to Metropolitan
   or a Metropolitan Affiliate, and Metropolitan hereby agrees to purchase, or to cause the purchase by a Metropolitan Affiliate of, the Accepted Notes. Prior to the close of business on the Business Day next following the Acceptance Day, the Company, Metropolitan and each Metropolitan Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of
   Exhibit 2.2(e) attached hereto (herein called a "Confirmation of Acceptance"). Any periodic spread quotes which are not accepted by the Company as herein provided shall expire at the close of business on the Acceptance Day, and no purchase or sale of Medium-Term Notes hereunder shall be made based on such expired periodic spread quotes.

        (f) Medium-Term Closing. Not later than 11:30 A.M. (New York City local time) on the Medium-Term Closing Day for any Accepted Notes, the Company will deliver to Metropolitan and each Metropolitan Affiliate listed in the Confirmation of Acceptance (each, a "Term Purchaser", and collectively, the "Term Purchasers") the Medium-Term Notes to be purchased by each Term Purchaser in the form of a single Accepted Note for the Accepted Notes which have exactly the same terms (or such greater number of Notes in authorized denominations of $100,000 or more as such Term Purchaser may request) dated the Medium-Term Closing Day and registered in each Term Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Medium-Term Notes. If the Company fails to tender to any Term Purchaser the Accepted Notes to be purchased by such Term Purchaser on the scheduled Medium-Term Closing Day for such Accepted Notes as provided above in this Section 2.2(f), or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Medium-Term Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Medium-Term Closing Day notify such Term Purchaser in writing whether (x) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than ten (10) Business Days after such scheduled Medium-Term Closing Day (the "Rescheduled Closing Day")) and certify to such Term Purchaser that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day, or (y) such closing is to be cancelled as provided in Section 2.2(g). In the event that the Company shall fail to give such notice referred to in the preceding sentence, such Term Purchaser may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Medium-Term Closing Day, notify the Company in writing that such closing is to be cancelled as provided in Section 2.2(g).

        (g) Fees. Without the Company's prior approval, no fees other than the fees set forth in this Section 2.2(g) shall be required in connection with the closing of a draw under the Facility.

           (i) Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Medium-Term Closing Day for such Accepted Note, the Company will pay to the Term Purchasers on the last Business Day of each calendar month, commencing with the first such day to occur more than twenty (20) days after the Acceptance Day for such Accepted Note and ending with the last such day to occur prior to the Cancellation Date or the actual closing date of such purchase and sale, and on the Cancellation Date or actual closing date of such purchase and sale (if such Cancellation Date or closing date occurs more than 20 days after the Acceptance Day for such Accepted Note), a fee (herein called the "Delayed Delivery Fee") calculated as follows:

        (BEY - MMY) X DTS/365 X Full Price

        where "BEY" means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; "MMY" means Money Market Yield, i.e., the yield per annum on a U.S. treasury security selected by Metropolitan on the date Metropolitan receives notice of the delay in the closing for such Accepted Notes having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Metropolitan each time such closing is delayed); "DTS" means Days to Settlement, i.e., the number of actual days elapsed from and including the originally scheduled Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the immediately preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and "Full Price" means the principal amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Term Purchaser to purchase any Accepted Note on any day other than the Medium-Term Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 2.2(f).

           (ii) Cancellation Fee. If the Company at any time notifies Metropolitan in writing that the Company is cancelling the closing of the purchase and sale of any Accepted Note, or if Metropolitan notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.2(f) that the closing of the purchase and sale of such Accepted Note is to be cancelled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the "Cancellation Date"), the Company will pay Metropolitan in immediately available funds an amount (the "Cancellation Fee") calculated as follows:

        PI X Full Price

        where "PI" means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Metropolitan) of the United States Treasury Note or Notes whose average life (as determined by Metropolitan) most closely matches the average life for such Accepted Note (the "Hedge Treasury Note(s)") on the Cancellation Date over the bid price (as determined by Metropolitan) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and "Full Price" means the principal amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, any publicly available source of similar market data selected by Metropolitan). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

   3.   CLOSING.

        The sale and purchase of the Series A Notes to be purchased by you shall occur at the offices of Metropolitan, One Madison Avenue, New York, New York 10010 at 10:00 a.m., New York time, at a closing (the "Closing") on November 2, 1995 or on such other Business Day thereafter on or prior to November 10, 1995 as may be agreed upon by the Company and you. At the Closing the Company will deliver to you the Series A Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to Account Number _________ at Firstar Bank Milwaukee, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53201, ABA Number 075000022. If at the Closing the Company shall fail to tender such Series A Notes to you as provided above in this Section 3, or any of the conditions specified in
   Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment. The purchase and sale of any Medium-Term Notes under the Facility shall take place in accordance with Section 2 hereof.

   4.   CONDITIONS TO CLOSING.

        The obligations of (i) the Series A Purchasers to purchase the Series A Notes to be sold on the Series A Closing Day and (ii) any Term Purchaser to purchase any Medium-Term Notes under the Facility on any Medium-Term Closing Day, shall be subject to the fulfillment to their satisfaction, prior thereto or concurrently therewith, of the following conditions:

   4.1. Representations and Warranties.

        The representations and warranties of the Company in this Agreement shall be correct when made and on and as of such Closing Day.

   4.2. Performance; No Default.

        The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or simultaneously with such Closing Day, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing.

   4.3. Compliance Certificates.

        (a) Officer's Certificate. The Company shall have delivered to each such Purchaser, an Officer's Certificate, dated such Closing Day, certify-ing that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled.

        (b) Secretary's Certificate. With respect to the Series A Closing Day, the Company shall have delivered to Series A Purchasers a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreement.

   4.4. Opinions of Counsel.

        With respect to each Closing hereunder, each Purchaser then purchasing Notes shall have received a favorable legal opinion addressed to such Purchaser, dated the date of such Closing, and in form and substance satisfactory to such Purchaser, from the General Counsel for the Company, covering the matters set forth in Exhibit 4.4 and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to each Purchaser).

   4.5. Purchase Permitted By Applicable Law, etc.

        With respect to each Purchaser, the purchase of Notes on such Closing Day shall (i) be permitted by the laws and regulations of each juris-diction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by any Purchaser, such Purchaser shall have received an Officer's Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable it to determine whether such purchase is so permitted.

   4.6. Payment of Processing Fee.

        With respect to the Series A Closing Day only, and without limiting the provisions of Section 15.1, the Company shall have paid on or before the Series A Closing Day a processing fee to Metropolitan in the amount of $15,000.

   4.7. Private Placement Number.

        A Private Placement number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

   4.8. Changes in Corporate Structure.

        Except as permitted by Section 10.5, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

   4.9. Proceedings and Documents.

        All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to each Purchaser and its counsel, and such Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.


   5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        The Company represents and warrants to you that:

   5.1. Organization; Power and Authority.

        The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, and to transact the business it transacts and proposes to transact, and the Company has the corporate power and authority to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.


   5.2. Authorization, etc.

        This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforce-able against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   5.3. Disclosure.

         Except as disclosed in Schedule 5.3, this Agreement, the documents, certificates or other writings delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since June 30, 1995, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.


   5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.

        (a) Schedule 5.4 is a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

        (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable (except as provided in Wis. Stats. Section 180.0622(2)(b)) and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

        (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

   5.5. Financial Statements.

        The Company has delivered to each Series A Purchaser and each Term Purchaser copies of the financial statements of the Company and its Sub-sidiaries listed on Schedule 5.5 and of all financial statements required to be furnished pursuant to Section 7.1. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

   5.6. Compliance with Laws, Other Instruments, etc.

        The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement, or subject to a charter or other corporate restriction which materially and adversely affects the business,property, assets or financial condition of the Company and its Subsidiaries taken as a whole.

   5.7. Governmental Authorizations, etc.

        No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

   5.8. Litigation; Observance of Agreements, Statutes and Orders.

        (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

        (b) Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

   5.9. Taxes.

        The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 1990.


   5.10. Title to Property; Leases.

        The Company and its Subsidiaries have good and sufficient title to their respective properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or pur-ported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All Material leases are valid and subsisting and are in full force and effect.


   5.11. Licenses, Permits, etc.

        Except as disclosed in Schedule 5.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others.

   5.12. Compliance with ERISA.

        (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code.

        (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.

        (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multi-employer Plans that individually or in the aggregate are Material.

        (d) The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

        (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this
   Section 5.12(e) is made in reliance upon and subject to (i) the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you and (ii) the assumption, made solely for the purpose of making such representation, that Department of Labor Interpretive Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

   5.13. Private Offering by the Company.

        Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than Metropolitan, certain Metropolitan Affiliates and not more than 100 other accredited investors (as defined in Rule 501 promulgated under the Securities Act), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

   5.14. Use of Proceeds; Margin Regulations.

        The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not consti-tute any of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute any of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation G.

   5.15. Existing Indebtedness.

        Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness (in individual amounts of $1,500,000 or more) of the Company and its Subsidiaries as of September 30, 1995, since which date there has been no Material change in the amounts, interest rates, sinking funds, instalment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

   5.16. Foreign Assets Control Regulations, etc.

        Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

   5.17. Status under Certain Statutes.

        Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

   5.18  Hostile Tender Offers.

        None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

   6.   REPRESENTATIONS OF THE PURCHASERS

   6.1. Purchase for Investment.

        Each Purchaser represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by it and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provi-sions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.


   6.2. Source of Funds.

        Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by it to pay the purchase price of the Notes to be purchased by it hereunder:

           (a) if such Purchaser is an insurance company, the Source does not include assets allocated to any separate account maintained by such Purchaser in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

           (b) the Source is either (i) an insurance company pooled separate account, within the meaning of Prohibited Transaction Exemption ("PTE") 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser has disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

           (c) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same em-ployee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and
        (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and
        (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

           (d)  the Source is a governmental plan; or

           (e) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

           (f) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

   As used in this Section 6.2, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.


   7.   INFORMATION AS TO COMPANY.

   7.1. Financial and Business Information.

        The Company shall deliver to each holder of Notes that is an Institutional Investor:

           (a) Quarterly Statements -- as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an Senior Financial Officer of the Company, subject to changes resulting from year-end adjustment; provided, however, that delivery pursuant to Section 7.1(c) of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);


           (b) Annual Statements -- as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and reported on by independent public accountants of recognized national standing selected by the Company whose report shall be without limitation as to scope of the audit and satisfactory in substance to the Required Holder(s); provided, however, that delivery pursuant to Section 7.1(c) of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b);

           (c) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report (exclusive of filings on Form 11-K or any successor form), each registration statement (without exhibits except as expressly requested by such holder), other than registration statements on Form S-8 or any successor form, and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

           (d) Other Financial Data -- promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the financial statements or records of the Company or any Subsidiary;

           (e) Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

           (f) ERISA Matters -- promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with re-spect thereto:

           (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

           (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under sec-tion 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

           (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax pro-visions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

           (g) Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

           (h) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

        Together with each delivery of financial statements required by
   Section 7.1(b), the Company will deliver to each holder a certificate of such accountants stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.


   7.2. Officer's Certificate.

        Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

           (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1, 10.4, 10.6,
        10.7 and 10.10 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and setting forth the 60 consecutive day "clean down period" selected by the Company as contemplated by clause (ii) of the definition of "Funded Debt";

           (b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.


   7.3. Inspection.

        The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

           (a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to examine the corporate books and records of the Company and its Subsidiaries and make copies thereof and extracts therefrom, to dis-cuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers and its independent public accountants, and to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

           (b) Default -- if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.


   8.   PREPAYMENT OF THE NOTES.

   8.1. Required Prepayments.

           (a) Series A Notes. Until the Series A Notes shall have been paid in full, the Company shall apply to the prepayment of the Series A Notes, without any Make-Whole Amount, the principal amount of $5,000,000 on November 2 of each year, commencing November 2, 2004, up to and including November 2, 2009, and such principal amounts of the Series A Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates. Any prepayment made by the Company pursuant to any other provision of this Section 8 shall not reduce or otherwise affect its obligation to make any scheduled payment on the Series A Notes required by this Section 8.1(a). Any unpaid principal amount of the Series A Notes, together with interest accrued thereon, shall become due on November 2, 2010.

           (b) Medium-Term Notes. Until each respective Series of Medium-Term Notes shall have been paid in full, each respective Series of Medium-Term Notes shall be subject to such required prepayments, if any, as are set forth in the Confirmation of Acceptance with respect to such Series of Medium-Term Notes. Any prepayment made by the Company pursuant to any other provisions of this Section 8 shall not reduce or otherwise affect its obligation to make any prepayment as specified in each Series of Medium-Term Notes.


   8.2. Optional Prepayments With Make-Whole Amount.

        The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of each Series, in an amount not less than $1,000,000 and integral multiples of $100,000 in excess thereof in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes of such Series written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of each Note of such Series held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes of each Series to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount with respect to each such Series as of the specified prepayment date.

   8.3. Allocation of Partial Prepayments.

        In the case of each partial prepayment of the Notes of any Series, the principal amount of such Notes to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

   8.4. Maturity; Surrender, etc.

        In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

   8.5. Purchase of Notes.

        The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

   8.6. Make-Whole Amount.

        The term "Make-Whole Amount" means, with respect to any Note of a Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

           "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to
        Section 12.1, as the context requires.

           "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

           "Reinvestment Yield" means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 500" on the Telerate Access Service (or such other display as may replace Page 500 on Telerate Access Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and
        (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life.

           "Remaining Average Life" means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into
        (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

           "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with re-spect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

           "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.


   9.   AFFIRMATIVE COVENANTS.

        The Company covenants that from the date hereof and so long as any of the Notes are outstanding:

   9.1. Compliance with Law.

        The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, materially adversely affect the business, condition (financial or other) or operations of the Company and its Subsidiaries taken as a whole.

   9.2. Insurance.

        The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated and, upon request of a holder, together with each delivery of financial statements pursuant to Section 7.1(b), the Company will deliver an Officers' Certificate specifying the details of such insurance in effect.

   9.3. Maintenance of Properties.

        The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, materially adversely affect the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

   9.4. Payment of Taxes and Claims.

        The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax or assessment if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or
   (b) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to materially adversely affect the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

   9.5. Corporate Existence, etc.

        The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.3 and 10.4, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, materially adversely affect the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

   9.6. Covenant to Secure Notes Equally.

        The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of
   Section 10.6 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 17), it will make or cause to be made effective provision (on documentation satisfactory to the Required Holders) whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

   9.7. Information Required by Rule 144A.

        The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this Section 9.7, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.


   10.  NEGATIVE COVENANTS.

        The Company covenants that from the date hereof and so long as any of the Notes are outstanding:

   10.1.  Debt.

        The Company shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

           (a)   Debt represented by the Notes;

           (b)   Debt of any Subsidiary to the Company or another Subsidiary;
        and

           (c) additional Debt of the Company (other than to a Subsidiary) and of Subsidiaries; provided that (i) Consolidated Funded Debt shall at no time exceed an amount equal to 50% of Tangible Capitalization and (ii) Priority Debt shall at no time exceed the lesser of (A) 25% of Consolidated Tangible Net Worth and (B) 10% of Consolidated Tangible Net Worth plus Debt described in clause (d) of Section 10.3.

   10.2. Current Ratio Requirement.

        The Company will not permit the ratio of consolidated current assets to consolidated current liabilities at any time to be less than 1.5 to 1.0.

   10.3.  Liens.

        The Company shall not, and shall not permit any Subsidiary to, create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of Section 9.6) except:

           (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings;

           (b) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

           (c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or another Subsidiary;

           (d) Liens securing Debt and existing on any property of any corporation at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not expressly assumed by the Company or such Subsidiary, provided that (i) such Lien shall not have been created, incurred or assumed in contemplation of such purchase, merger, consolidation or other event, (ii) each such Lien shall be confined solely to the item(s) of property so acquired, (iii) the Debt secured by such Lien shall not be renewed, extended or refunded and (iv) the aggregate amount of Debt secured by all such Liens at no time exceeds 25% of Consolidated Tangible Net Worth; and

           (e) other Liens securing Debt, provided that (i) the aggregate amount of Debt secured by all such Liens shall at no time exceed 10% of Consolidated Tangible Net Worth, and (ii)
        Priority Debt shall at no time exceed the lesser of (A) 25% of Consolidated Tangible Net Worth and (B) 10% of Consolidated Tangible Net Worth plus Debt described in clause (d) above.

   10.4.  Loans, Advances and Investments.

        The Company shall not, and shall not permit any Subsidiary to, make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except:

           (a) make or permit to remain outstanding loans or advances to any Subsidiary;

           (b) own, purchase or acquire stock obligations or securities of a Subsidiary or of a Person which immediately after such purchase or acquisition will be a Subsidiary;

           (c) acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary;

           (d) own, purchase or acquire (i) direct obligations of, or obligations guaranteed by, the United States of America, (ii) banker's acceptances, certificates of deposit and repurchase agreements with respect to same, in each case due within one year from the date of purchase issued by a commercial bank located and incorporated in the United States or Canada with capital and surplus of at least $100 million (U.S.) and (iii) commercial paper rated P-1 by Moody's Investors Service Inc. or A-1 by Standard & Poor's Corporation and maturing not more than one year from the date of purchase thereof;

           (e) own, purchase or acquire other obligations maturing not more than 90 days from the date of purchase thereof rated "AAA" by Standard and Poor's Corporation or "Aaa" by Moody's Investors Service Inc.;

           (f) make or permit to remain outstanding travel and other like advances to officers and employees of the Company or a Subsidiary in the ordinary course of business; and

           (g) make other loans, advances and investments not to exceed 5% of Consolidated Tangible Net Worth at any time.

   10.5.  Merger, Consolidation, etc.

        The Company shall not, and shall not permit any Subsidiary to, merge or consolidate with or into any other Person, except that:

           (a) any Subsidiary may merge or consolidate with or into the Company, provided that the Company is the continuing or surviving corporation;

           (b) any Subsidiary may merge or consolidate with or into another Subsidiary provided that no Default or Event of Default exists or would exist immediately after giving effect thereto; and

           (c) the Company may merge or consolidate with any other corporation, provided that (i) the Company shall be the continuing or surviving corporation, and (ii) no Default or Event of Default exists or would exist immediately after giving effect thereto.

   10.6.  Transfer of Assets.

        The Company shall not, and shall not permit any Subsidiary to, Transfer any of its assets except that:

           (a)  any Subsidiary may Transfer assets to the Company;

           (b) the Company or any Subsidiary may sell inventory in the ordinary course of business; and

           (c) the Company or any Subsidiary may otherwise Transfer assets, provided that after giving effect thereto: (i) the Three Year Percentage of Assets Transferred pursuant to this Section 10.6(c) and
        Section 10.7 shall not exceed 10% and (ii) the Three Year Percentage of Earnings Capacity Transferred pursuant to this Section 10.6(c) and
        Section 10.7 shall not exceed 10%.

   10.7.  Sale of Stock and Debt of Subsidiaries.

        The Company shall not, and shall not permit any Subsidiary to, sell or otherwise dispose of, or part with control of, any shares of stock or Debt of any Subsidiary, except to the Company or another Subsidiary, and except that all shares of stock and Debt of any Subsidiary at the time owned by or owed to the Company and all Subsidiaries may be sold as an entirety for a consideration which represents the fair value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the shares of stock and Debt so sold; provided that (a) such sale or other disposition is treated as a Transfer of assets of such Subsidiary and is permitted by Section 10.6, and (b) at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Debt of any other Subsidiary (unless all of the shares of stock and Debt of such other Subsidiary owned, directly or indirectly, by the Company and all Subsidiaries are simultaneously being sold as permitted by this Section 10.7).

   10.8. Transactions with Affiliates.

        The Company shall not and shall not permit any Subsidiary to enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

   10.9.  Sale or Discount of Receivables.

        The Company shall not, and shall not permit any Subsidiary to, sell with recourse, pledge, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

   10.10. Margin Securities.

        The Company shall not, and shall not permit any Subsidiary to, permit the aggregate market value of all "margin stock", as defined in Section 5.14, owned by the Company and its Subsidiaries at any time to be greater than 25% of the value of the consolidated assets of the Company and its Subsidiaries, as determined by any reasonable method.

   11.  EVENTS OF DEFAULT.

        An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

           (a) the Company defaults in the payment of any principal of or Make-Whole Amount on any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

           (b) the Company defaults in the payment of any interest on any Note for more than 10 days after the date due; or

           (c) the Company or any Subsidiary defaults in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event permitting acceleration (or sale to the Company or any Subsidiary) shall occur and be continuing exceeds $1,000,000; or

           (d) any representation or warranty made by the Company herein or in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

           (e) the Company fails to perform or observe any agreement contained in Section 10 hereof; or

           (f) the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer receives written notice thereof; or

           (g) the Company or any Material Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

           (h) any decree or order for relief in respect of the Company or any Material Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether not or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

           (i) the Company or any Material Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Material Subsidiary, or of any substantial part of the assets of the Company or any Material Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Material Subsidiary under the Bankruptcy Law of any other jurisdiction; or

           (j) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Material Subsidiary and the Company or such Material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

           (k) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

           (l) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

           (m) one or more final judgments in an aggregate amount in excess of $1,000,000 is rendered against the Company or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

           (n) the Company or any ERISA Affiliate, in its capacity as an employer under a Multiemployer Plan, makes a complete or partial withdrawal from such Multiemployer Plan resulting in the incurrence by such withdrawing employer of a withdrawal liability in an amount exceeding $1,000,000.


   12.   REMEDIES ON DEFAULT,ETC.


   12.1.  Acceleration.

        If an Event of Default shall occur and be continuing (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise), then:

           (a) if such event is an Event of Default specified in clause (a) or (b) of Section 11, the holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or additional notice of any kind, all of which are hereby waived by the Company;

           (b) if such event is an Event of Default specified in clause (h),
        (i) or (j) of Section 11 with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Make-Whole Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company; and

           (c) with respect to any event constituting an Event of Default hereunder, the Required Holder(s) of the Notes of any Series may at its or their option, by notice in writing to the Company, declare all of the Notes of such Series to be, and all of such Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Make-Whole Amount, if any, with respect to each such Note, without presentment, demand, protest or additional notice of any kind, all of which are hereby waived by the Company.

   Whenever any Note shall be declared immediately due and payable pursuant to this Section 12, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

   The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for the payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

   12.2.  Other Remedies.

        If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies.


   13.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

   13.1.  Registration of Notes.

        The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

   13.2.   Transfer and Exchange of Notes.

        Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in
   Section 6.2.

   13.3.   Replacement of Notes.

        Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

           (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if you, your nominee or another Institutional Investor is the holder of such Note, your or such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory); or

           (b) in the case of mutilation, upon surrender and cancellation thereof;

   the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.


   14.  PAYMENTS ON NOTES.

   14.1.  Place of Payment.

        Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made at the principal office of The Chase Manhattan Bank, N.A. in New York, New York. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in New York, New York or the principal office of a bank or trust company in such jurisdiction.

   14.2.  Home Office Payment.

        So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by wire transfer of immediately available funds to the account specified for such purpose in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its prin-cipal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to
   Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

   15.  EXPENSES, ETC.

   15.1.  Transaction Expenses.

        Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

   15.2.  Survival.

        The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.


   16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

        All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and under-standings relating to the subject matter hereof.


   17.  AMENDMENT AND WAIVER.

   17.1.   Requirements.

        This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 20 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, or 17.

   17.2.   Solicitation of Holders of Notes.

           (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

           (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes for any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

   17.3.   Binding Effect, etc.

        Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.
   No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agree-ment" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

   17.4.   Notes held by Company, etc.

        Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.


   18.   NOTICES.

        All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

           (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing;

           (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing; or

           (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Secretary, or at such other address as the Company shall have specified to the holder of each Note in writing.

   Notices under this Section 18 will be deemed given only when actually received.


   19.  REPRODUCTION OF DOCUMENTS.

        This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other informa-tion previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

   20.  SUBSTITUTION OF PURCHASER.

        You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Sec-tion 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 20), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section 20), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.


   21.  MISCELLANEOUS.

   21.1.   Successors and Assigns.

        All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

   21.2.   Payments Due on Non-Business Days.

        Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day except if the case of payment at the maturity of the Notes.

   21.3.   Severability.

        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdic-tion.

   21.4.   Construction.

        Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

   21.5.   Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

   21.6.   Governing Law.

        This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.


                              *    *    *    *    *

        If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.





                                       Very truly yours,

                                       BANTA CORPORATION


                                       By: s/ Gerald A. Henseler
               Gerald A. Henseler
                                           Executive Vice President
                                            and Chief Financial
                                            Officer


   The foregoing is hereby
   agreed to as of the
   date hereof.

   METROPOLITAN LIFE INSURANCE COMPANY



   By: s/ John Endres
       John Endres
       Assistant Vice President

   METROPOLITAN PROPERTY AND CASUALTY INSURANCE COMPANY


   By:  s/Brad Rhoads
        Brad Rhoads
        Vice President

                                                           PURCHASER SCHEDULE

                                                       Amount of
   Name of Purchaser                                 Series A Notes
   METROPOLITAN LIFE INSURANCE COMPANY              $25,000,000


   1.   Payments:

     (1) All payments by wire transfer of
        immediately available funds to:

        The Chase Manhattan Bank, N.A.
        33 East 23rd Street
        New York, New York  10010
        ABA #021000021
        Acct. of Metropolitan Life Insurance Company
        Acct. # _____________
        With reference to PPN # ___________

        with sufficient information to
        identify the source and application
        of such funds.

   2.   Notices:

        All notices and other communications:

        Metropolitan Life Insurance Company
        One Madison Avenue
        New York, New York  10010
        Attention: Treasurer

        With a copy to:

        Metropolitan Life Insurance Company
        One Lincoln Centre, Suite 800
        Oakbrook Terrace, Illinois 60181
        Attention:   Vice-President
        Telecopy #:  (708) 916-2575


   3.   Taxpayer ID No.:

        13-5581829


                                                       Amount of
   Name of Purchaser                                 Series A Notes
   METROPOLITAN PROPERTY AND CASUALTY               $10,000,000
   INSURANCE COMPANY


   1.   Payments:

     (1) All payments by wire transfer of
        immediately available funds to:

        The Chase Manhattan Bank, N.A.
        33 East 23rd Street
        New York, New York  10010
        ABA #021000021
        Acct. of Metropolitan Property and
         Casualty Insurance Company
        Acct. # ____________
        With reference to PPN # ____________

        with sufficient information to
        identify the source and application
        of such funds.

   2.   Notices:

        All notices and other communications:

        Metropolitan Life Insurance Company
        700 Quaker Lane
        Warwick, Rhode Island 02886
        Attention: Treasurer

        With a copy to:

        Metropolitan Life Insurance Company
        One Lincoln Centre, Suite 800
        Oakbrook Terrace, Illinois 60181
        Attention:   Vice-President
        Telecopy #:  (708) 916-2575


   3.   Taxpayer ID No.:

        13-2725441

                                                                   SCHEDULE B

                                  DEFINED TERMS


                        As used herein, the following terms have the re-spective meanings set forth below or set forth in the Section hereof following such term:

        "Acceptance" shall have the meaning specified in Section 2.2(e).

        "Acceptance Call" shall have the meaning specified in Section 2.2(e).

        "Acceptance Day" shall have the meaning specified in Section 2.2(e).

        "Accepted Note" shall have the meaning specified in Section 2.2(e).

        "Affiliate" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

        "Agreement" means the Note Purchase and Medium-Term Note Agreement, dated as of November 2, 1995, by and between the Company, Metropolitan and MPC.

        "Authorized Officer" shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, its treasurer, or its Secretary, and (ii) in the case of Metropolitan, any officer of Metropolitan designated as its "Authorized officer" in the Information Schedule or any officer of Metropolitan designated as its "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Metropolitan in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Metropolitan by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Metropolitan, and whom the Company in good faith believes to be an Authorized Officer of Metropolitan at the time of such action shall be binding on Metropolitan, even though such individual shall have ceased to be an Authorized Officer of Metropolitan.

        "Available Facility Amount" shall have the meaning specified in
   Section 2.2(a).

        "Bankruptcy Law" shall have the meaning specified in Section 11(h).

        "Business Day" means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or [Milwaukee, Wisconsin] are required or authorized to be closed.

        "Cancellation Date" shall have the meaning specified in Section 2.2(g)(ii).

        "Cancellation Fee" shall have the meaning specified in Section
   2.2(g)(ii).

        "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

        "Capitalized Lease Obligation" means any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

        "Closing" is defined in Section 3.

        "Closing Day" means the Series A Closing Day or any Medium-Term Closing Day, as the case may be.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

        "Company" means Banta Corporation, a Wisconsin corporation.

        "Confirmation of Acceptance" shall have the meaning specified in
   Section 2.2(e).

        "Consolidated Assets" means, as of any time of determination thereof, the total assets of the Company and its Subsidiaries determined on a consolidated basis.

        "Consolidated Funded Debt" means, as of any time of determination thereof, the Funded Debt of the Company and its Subsidiaries determined on a consolidated basis.

        "Consolidated Net Earnings" means, for any period, the consolidated gross revenues of the Company and its Subsidiaries less all operating and non-operating expenses of the Company and its Subsidiaries including all charges of a proper character (including current and deferred taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to reserves), but not including in gross revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), any gains resulting from the write-up of assets, any amounts attributable to minority interests, any equity of the Company or any Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary, any earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to acquisition, undistributed earnings of any Subsidiary to the extent such Subsidiary is not at the time permitted to make or pay dividends, repay intercompany indebtedness or otherwise transfer property or assets to the Company, or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary.

        "Consolidated Tangible Net Worth" means, as of any time of any determination thereof, the excess of (a) the sum of (i) the par value (or value stated on the books of the Company) of the outstanding capital stock of all classes of the Company, plus (or minus in the case of a surplus deficit) (ii) the amount of the consolidated surplus, whether capital or earned, of the Company and its Subsidiaries, over (b) the sum of treasury stock, minority interests, any other contra-equity accounts, unamortized debt discount and expense, goodwill, trademarks, trade names, patents, deferred charges and other intangible assets and any write-up of the value of any assets after [January 1, 1995].

        "Current Debt" means, with respect to any Person, all Indebtedness of such Person for borrowed money which by its terms or by the terms of any instrument or agreement relating thereto matures on demand or within one year from the date of the creation thereof and is not directly or indirectly renewable or extendible at the option of the debtor to a date more than one year from the date of the creation thereof, provided that Indebtedness for borrowed money outstanding under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of more than one year shall constitute Funded Debt and not Current Debt, even though such Indebtedness by its terms matures on demand or within one year from the date of the creation thereof.

        "Debt" means Funded Debt and Current Debt.

        "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

        "Default Rate" means that rate of interest that is the greater of
   (i) 1% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes and (ii) 1% over the rate of interest publicly announced by The Chase Manhattan Bank, N.A. in New York, New York as its "base" or "prime" rate.

        "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

        "ERISA Affiliate" means any trade or business (whether or not incor-porated) that is treated as a single employer together with the Company under section 414 of the Code.

        "Event of Default" shall have the meaning specified in Section 11.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Facility" shall have the meaning specified in paragraph 2.2(a).

        "Funded Debt" shall mean (i) with respect to any Person, all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from, the date of the creation thereof and
   (ii) Current Debt of the Company and Subsidiaries if during the most recently completed period of four consecutive fiscal quarters the aggregate principal balance of all such Current Debt has not been reduced to zero for a period of sixty consecutive days selected by the Company as a clean down period, in an amount equal to the maximum amount hereof outstanding at any time during such clean down period.

        "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

        "Governmental Authority"  means

        (a)  the government of

        (i) the United States of America or any State or other political subdivision thereof, or

        (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

        (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

        "Guarantee" means, with respect to any Person, any direct of indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation or another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or service, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

        "Hedge Treasury Note(s)" shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose maturity (as determined by Metropolitan) most closely matches the maturity of such Accepted Note.

        "holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

        "Hostile Tender Offer" means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

        "Indebtedness" with respect to any Person means, at any time, without duplication: (i) all items (excluding items of contingency reserves or of reserves for deferred income taxes) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date on which Indebtedness is to be determined, (ii) all indebtedness secured by any Lien on any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed, and (iii) all indebtedness of others with respect to which such Person has become liable by way of Guarantee.

        "Institutional Investor" means (a) any original purchaser of a Note,
   (b) any holder of a Note holding more than 10% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

        "Issuance Period" shall have the meaning specified in Section 2.2(b).

        "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

        "Make-Whole Amount" shall have the meaning specified in Section 8.6.

        "Material" means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

        "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

        "Material Subsidiary" means, as of any time of determination thereof, any Subsidiary (i) whose assets or liabilities constitute five percent or more of the consolidated assets or consolidated liabilities, respectively, of the Company and Subsidiaries or (ii) whose net earnings constituted five percent or more of Consolidated Net Earnings for the then most recently completed fiscal year of the Company.

        "Medium-Term Closing Day" for any Medium-Term Note that is an Accepted Note, means the Business Day specified for the closing of the purchase and sale of such Medium-Term Note in the Request for Purchase of such Medium-Term Note, provided that (i) if the Acceptance Day for such Accepted Note is less than five Business Days after the Company shall have made such Request for Purchase and the Company and the Purchaser which is obligated to purchase such Medium-Term Note agree on an earlier Business Day for such closing, the "Medium-Term Closing Day" for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Medium-Term Note is rescheduled pursuant to
   Section 2.2(f), the Medium-Term Closing Day for such Accepted Note, for all purposes of this Agreement except Section 2.2(g)(ii), shall mean the Rescheduled Closing Day with respect to such Closing.

        "Medium-Term Notes" shall have the meaning specified in Section 1.2.

        "Metropolitan" means Metropolitan Life Insurance Company.

        "Metropolitan Affiliate" means any corporation of other entity all of the Voting Stock (or equivalent voting securities or interests) of which is owned by Metropolitan either directly or through Metropolitan Affiliates.

        "MPC" means Metropolitan Property and Casualty Insurance Company.

        "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

        "Note" or "Notes" shall have the meaning specified in Section 1.2.

        "Officer's Certificate" means a certificate of an Authorized Officer of the Company whose responsibilities extend to the subject matter of such certificate.

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

        "Percentage of Assets Transferred" means, with respect to each asset Transferred pursuant to Section 10.4, the ratio (expressed as a percentage) of (i) the value of such asset (determined as the higher of net book value or market value of such asset on the date of such Transfer) to (ii) Consolidated Assets (determined as of the last day of the fiscal quarter immediately preceding the date of such Transfer).

        "Percentage of Earnings Capacity Transferred" means, with respect to each asset Transferred pursuant to Section 10.4, the ratio (expressed as a percentage) of (i) the net earnings produced by, or attributable to, such asset during the four fiscal quarter period most recently ended prior to the effective date of such Transfer to (ii) Consolidated Net Earnings for such four fiscal quarter period.

        "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

        "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

        "Priority Debt" means, as of any time of determination thereof, (i) Debt of any Subsidiary, other than Debt owed to the Company or another Subsidiary and (ii) Debt of the Company secured by any Lien.

        "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

        "Purchaser(s)" means the Series A Purchasers and the Term Purchasers, or any of them.

        "Purchaser Schedule" means the schedule attached as Schedule A to the Agreement, setting forth, among other things, the names of each Series A Purchaser and the principal amount of Series A Notes to be purchased by each of them.

        "QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

        "Request for Purchase" shall have the meaning specified in paragraph 2.2(c).

        "Required Holders" means, at any time, the holders of at least 66 2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

        "Rescheduled Closing Day"  shall have the meaning specified in
   Section 2.2(f).

        "Responsible Officer" means any Authorized Officer or Senior Financial Officer of the Company and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

        "Securities Act" means the Securities Act of 1933, as amended from time to time.

        "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

        "Series A Closing Day" shall have the meaning specified in Section
   2.1.

        "Series A Notes" shall have the meaning specified in Section 1.1.

        "Series A Purchaser(s)" means Metropolitan and MPC.

        "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

        "Tangible Capitalization" means, as of any time of determination thereof, the sum of Consolidated Tangible Net Worth and Consolidated Funded Debt.

        "Term Purchaser(s)" means Metropolitan and each Metropolitan Affiliate as purchaser of any Medium-Term Note.

        "Three Year Percentage of Assets Transferred" means, with respect to any twelve consecutive fiscal quarter period, the sum of the Percentages of Assets Transferred for each asset of the Company and its Subsidiaries that is Transferred during such period.

        "Three Year Percentage of Earnings Capacity Transferred" means, with respect to any twelve consecutive fiscal quarter period, the sum of the Percentages of Earnings Transferred for each asset of the Company and its Subsidiaries that is Transferred during such period.

        "Transfer" means, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

        "Transferee" means any direct or indirect transferee of all or any part of any Note purchased under this Agreement.

        "Voting Stock" means, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        "Wholly-Owned Subsidiary" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

                                                                    EXHIBIT 1

                        [FORM OF SENIOR PROMISSORY NOTE]


                               BANTA CORPORATION

             SERIES __ SENIOR PROMISSORY NOTE DUE [__________, ____]

   No. [_____]                                                         [Date]
   $[_______]                                             PPN[______________]

        FOR VALUE RECEIVED, the undersigned, BANTA CORPORATION (herein called the "Company"), a corporation organized and existing under the laws of the
   State of Wisconsin, hereby promises to pay to [                      ], or
   registered assigns, the principal sum of [                               ]
   DOLLARS on [            ,          ], with interest (computed on the basis
   of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of [____]% per annum from the date hereof, payable [semiannually], on the [___] day of [__________] and [_________] in each year, commencing with the [_________] or [_________] next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable [semiannually] as afore-said (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) [ ]% or
   (ii) 1% over the rate of interest publicly announced by The Chase Manhattan Bank, N.A. in New York, New York from time to time as its "base" or "prime" rate.

        Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of The Chase Manhattan Bank, N.A. in New York, New York, or at such other place as the Company shall have des-ignated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

        This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant the Note Purchase and Medium-Term Note Agreement, dated as of November 2, 1995 (as from time to time amended, the "Note Purchase Agreement"), between the Company and Metropolitan Life Insurance Company and Metropolitan Property and Casualty Insurance Company, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

        This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

        [The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.] [This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.] [This Note is not subject to prepayment.]

        If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

        This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                                     BANTA CORPORATION


                                     By_________________________
                                       Name:
                                       Title:

                                                               EXHIBIT 2.2(d)

                            [FORM OF REQUEST FOR PURCHASE]


                                BANTA CORPORATION


                                                   _______ __, 199_





   Reference is hereby made to the Note Purchase and Medium-Term Note Agreement (the "Agreement"), dated as of November 2, 1995, by and between Banta Corporation (the "Company"), Metropolitan Life Insurance Company, Metropolitan Property and Casualty Insurance Company and each Metropolitan Affiliate which becomes a party thereto. Capitalized terms used herein, to the extent not otherwise defined herein, shall have the respective meanings assigned to them in the Agreement, as such Agreement may be amended from time to time.

   Pursuant to Section 2.2(d) of the Agreement, the Company hereby makes the following Request for Purchase:

   1. Aggregate principal amount of Medium-Term Notes requested hereby (the "Notes"): $ ___________________.

   2.   Individual specifications of the Notes:

                        Principal
              Final     Prepayment   Weighted      Interest
   Principal  Maturity  Dates and    Average       Payment
   Amount/1   Date      Amounts      Life          Period




   ____________
   1/  Minimum principal amount of [$5,000,000].


   3.   Use of proceeds of the Notes:

   4.   Proposed Medium-Term Closing Day:

   5.   The purchase price of the Notes to be transferred to:

   Name, Address                              Name and
   and ABA Routing          Number of         Telephone No.
   Number of Bank           Account           of Bank Officer



   6. The Company hereby certifies that: (i) the representations and warranties of the Company contained in Section 5 of the Agreement are true and correct on and as of the date of this Request for Purchase, to the same extent as though made on and as of the date hereof, except to the extent of changes caused by the transactions contemplated in the Agreement; (ii) as of the date of this Request for Purchase, no Event of Default or Default has occurred and is continuing under the Agreement and, after giving effect to the issuance and sale of the Notes on the Medium-Term Closing Day, no Event of Default or Default shall occur under the Agreement; and
        (iii) the principal amount of the proposed issuance of Notes will not cause the cumulative aggregate principal amount of all Medium-Term Notes issued under the Agreement to exceed $40,000,000.



                            BANTA CORPORATION


                            By: _____________________
                              Authorized Officer

                                                               EXHIBIT 2.2(e)


   [FORM OF CONFIRMATION OF ACCEPTANCE]

   BANTA CORPORATION

   Reference is hereby made to the Note Purchase and Medium-Term Note Agreement (the "Agreement"), dated as of November 2, 1995, by and between Banta Corporation (the "Company") and Metropolitan Life Insurance Company and each Metropolitan Affiliate which becomes a party thereto.
   Capitalized terms used herein, to the extent not otherwise defined herein, shall have the respective meanings assigned to them in the Agreement, as such Agreement may be amended from time to time.

   Metropolitan or the Metropolitan Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of Sections 2.2(e) and 2.2(f) of the Agreement relating to the purchase and sale of such Notes.

   Pursuant to Section 2.2(e) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

   1.   Accepted Notes: Aggregate Principal Amount of $ ________________.

        (A)  (i)   Name of Purchaser:
             (ii)  Principal Amount:
             (iii) Final maturity date:
             (iv)  Principal prepayment dates and amounts:
             (v)   Interest rate:
             (vi)  Interest payment period:
             (vii) Payment and notice instructions: As set
             forth on the   attached Purchaser Schedule

        (B)  (i)    Name of Purchaser:
             (ii)   Principal Amount:
             (iii)  Final maturity date:
             (iv)   Principal prepayment dates and amounts:
             (v)    Interest rate:
             (vi)   Interest payment period:
             (vii)  Payment and notice instructions: As set forth on    the
   attached Purchaser Schedule

   [(C) and (D)... same information as above]


   2.   Medium-Term Closing Day: ____________.



        [In connection with the purchase of Notes by Metropolitan pursuant to this Confirmation of Acceptance, Metropolitan hereby advises the Company that $__________ of the Notes so to be issued to Metropolitan are being acquired for ___ separate accounts maintained by Metropolitan and identified on Schedule I hereto. Also set forth on Schedule I hereto are those "employee benefit plans" (as defined in ERISA) whose assets in such separate accounts constitute more than 10% of the total assets of such separate accounts on the date hereof. The Company by its execution of this Confirmation of Acceptance, agrees and acknowledges that neither the Company nor any ERISA Affiliate is a "party in interest" (as defined in ERISA) with respect to such employee benefit plans.]/1


   1/ This paragraph to be inserted in the event the Purchaser is a Separate Account of Metropolitan.



                            METROPOLITAN LIFE INSURANCE COMPANY

                            By:________________________________
                               Name:
                               Title:

   BANTA CORPORATION
   hereby accepts, agrees to and
   confirms the foregoing Confirmation
   of Acceptance as of the date set forth
   above, and hereby certifies that neither
   BANTA CORPORATION nor any ERISA
   Affiliate is a "party in interest"
   (as above defined) with respect to the
   "employee benefit plans" (as above
   defined) set forth on Schedule I
   hereto.

   BANTA CORPORATION

   By:________________________
      Name:
      Title:

                                   SCHEDULE I

                              Employee Benefit Plans
   Metropolitan Separate      Having Greater Than        Amount of Notes
   Accounts Acquiring         10% Interest in the        to be Purchased
   Notes                      Separate Account           by Separate Account

                                                                  EXHIBIT 4.4


                       FORM OF OPINION OF SPECIAL COUNSEL
                                 TO THE COMPANY


                            Matters To Be Covered In
                    Opinion of Special Counsel To the Company


                            1.Each of the Company and its Subsidiaries being
   duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and to execute and deliver the documents.

                            2.Each of the Company and its Subsidiaries being
   duly qualified and in good standing as a foreign corporation in appropriate jurisdictions.

                            3.Due authorization and execution of the
   documents and such documents being legal, valid, binding and enforceable.

                            4.No conflicts with charter documents, laws or
   other agreements.

                            5.All consents required to issue and sell the
   Notes and to execute and deliver the documents having been obtained.

                            6.No litigation questioning validity of
   documents.

                            7.The Notes not requiring registration under the
   Securities Act of 1933, as amended; no need to qualify an indenture under the Trust Indenture Act of 1939, as amended.

                            8.No violation of Regulations G, T or X of the
   Federal Reserve Board.

                            9.Company not an "investment company", or a
   company "controlled" by an "investment company", under the Investment Company Act of 1940, as amended.